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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549



                                   FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                          Dominion Bridge Corporation
             (Exact name of registrant as specified in its charter)

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                Delaware                                                 23-2577796
(State of incorporation or organization)                     (IRS Employer Identification No.)
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                             500 Notre Dame Street
                                Lachine, Quebec
                                 CANADA H8S 2B2
                    (Address of principal executive offices)
                                   (Zip Code)


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If this Form relates to the registration of a            If this Form relates to the registration of a class of
class of debt securities and is effective upon           debt securities and is to become effective
filing pursuant to General Instruction A(c)(1)           simultaneously with the effectiveness of a concurrent
please check the following box. [  ]                     registration statement under the Securities Act of
                                                         1933 pursuant to General Instruction A(c)(2) please
                                                         check the following box.  [  ]
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Securities to be registered pursuant to Section 12(b) of the Act:

                                      None

Securities to be registered pursuant to Section 12(g) of the Act:

                        Preferred Stock Purchase Rights
                                (Title of Class)

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Item 1.          Description of Registrant's Securities To Be Registered.

                 Item 1 remains unchanged, except that the following information is hereby added thereto:

                 The Board of Directors of Dominion Bridge Corporation (the "Company") on November 26, 1997 amended (the "Amendment") its Rights Agreement (the "Rights Agreement") between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent") to make the Rights Agreement applicable to any acquisition of "Beneficial Ownership" of additional shares of the Company's capital stock by those Persons who were parties to a certain Schedule 13D filed with the Commission on August 19, 1997 pursuant to the Exchange Act, and amended on September 16, 1997, November 3, 1997 and November 21, 1997 (the "Schedule 13D Group"). These Persons were previously exempted from the definition of "Acquiring Person" in the Rights Agreement.

                 The effect of the Amendment is to limit additional purchases of common stock by the Schedule 13D Group without prior written Board approval. The Schedule 13D Group was excepted from the operation of the Plan in connection with its financing of the exercise of certain management stock options.

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 Item 2.          Exhibits
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 4.1              Rights Agreement, dated as of November 26, 1996  and effective as of  November
                  26,  1996, between Dominion  Bridge Corporation and Continental Stock Transfer
                  & Trust Company  which includes (i) the Form  of Amendment to the  Certificate of Incorporation of  the Company setting  forth the  terms of  the Series  One
                  Preferred Stock as Exhibit  A, (ii) the Form  of Rights Certificate as Exhibit
                  B and (iii) the Summary of Rights to Purchase Preferred Stock as Exhibit C.

 4.2              Amendment No. 1 to Rights Agreement  dated November 26, 1997  between Dominion
                           Bridge Corporation and Continental Stock Transfer & Trust Company.

 99.              Form of Stockholder Letter.
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                                   SIGNATURE

                 Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

                            DOMINION BRIDGE CORPORATION

                            By:             /s/ Olivier Despres
                               ------------------------------------------------
                            Name:             Olivier Despres
                            Title:     Vice President and General Counsel
December 4, 1997





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                                  EXHIBIT LIST
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 4.1              Rights Agreement, dated as of November 26, 1996 and effective as    Incorporated by reference to Exhibit 4
                  of November 26, 1996, between Dominion Bridge Corporation and       to the Registrant's Form 8-A Filed
                  Continental Stock Transfer & Trust Company which includes (i) the   December 11, 1996.
                  Form of Amendment to the Certificate of Incorporation of the
                  Company setting forth the terms of the Series One Preferred Stock as Exhibit A, (ii) the Form of Rights Certificate as Exhibit B
                  and (iii) the Summary of Rights to Purchase Preferred Stock as
                  Exhibit C.

 4.2              Amendment No. 1 to Rights Agreement dated November 26, 1997         Filed herewith.
                           between Dominion Bridge Corporation and Continental
                           Stock Transfer & Trust Company.

 99               Form of Stockholder Letter.                                         Incorporated by reference to Exhibit 99
                                                                                      to the Registrant's Form 8-A Filed
                                                                                      December 11, 1996.
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